Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ryder System, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Ryder System, Inc. and subsidiaries of our report dated February 15, 2006, with respect to the consolidated statements of earnings, shareholders’ equity, and cash flows of Ryder System, Inc. and subsidiaries for the year ended December 31, 2005, and the related consolidated financial statement schedule, in so far as the information in the schedule pertains to the period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2007 annual report on Form 10-K of Ryder System, Inc.
Our report refers to a change in method of accounting for conditional asset retirement obligations in 2005.
/s/ KPMG LLP
Miami, Florida
August 21, 2008
Certified Public Accountants